Exhibit 20


                                                  For Release:  Immediately

                                                     Contact:  Joanne Malin
                                                               516-794-3000


                                    PRESS RELEASE
                                    -------------


                             HEALTHPLEX, INC. ANNOUNCES
                                STOCK BUYBACK PROGRAM


          Uniondale, New York, April 18, 1996 --- HEALTHPLEX, INC. (NASDAQ:
          HPLX) today announced that it intends, from time to time over the next 12 months, to buy up to 100,000 shares of Healthplex common stock on the open market through Rule 10b-18 purchases. Healthplex's management believes that a stock repurchase program is an attractive use of the Company's cash reserves, especially with the stock price at its current level.

          Healthplex provides marketing, claims processing, electronic data processing, printing and related services to certain dental health companies, and administrative services to certain dental plans, and is also engaged in the development and marketing of innovative document and computer imaging systems.